FILED PURSUANT TO RULE 433
REGISTRATION STATEMENT NUMBER 333-142934
March 12, 2015

Nordic Investment Bank

US$1,250,000,000 1.125% Global Notes due March 19, 2018

Final Term Sheet

Final Terms and Conditions as of March 12, 2015

Issuer:	Nordic Investment Bank (NIB)
Anticipated Ratings:	Aaa by Moody’s Investor Service AAA by Standard & Poor’s
Size:	US$1,250,000,000 SEC Registered Global
Coupon:	1.125% per annum, on a semi-annual basis
Interest Payment Dates:	March 19 and September 19 in each year, starting on September 19, 2015.
Maturity:	March 19, 2018
Settlement:	March 19, 2015
Public Offering Price:	99.806%
Benchmark:	UST 1.000% March 15, 2018
Benchmark Yield:	1.058%
Lead Managers:	Citigroup Global Markets Inc., Deutsche Bank AG, London Branch, Nomura International plc and The Toronto-Dominion Bank
Co-Lead Managers:	ANZ Securities, Inc., Credit Suisse Securities (Europe) Limited and Standard Chartered Bank
Denominations:	US$200,000 and integral multiples of US$1,000 thereafter

The Notes are expected to be listed on the Regulated Market of the Luxembourg Stock Exchange.

The following information of Nordic Investment Bank and regarding the securities is available from the SEC’s website and accompanies this free writing prospectus:

http://www.sec.gov/Archives/edgar/data/357024/000119312515088457/0001193125-15-088457-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312514373157/0001193125-14-373157-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312514349273/0001193125-14-349273-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312514193792/0001193125-14-193792-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312513218392/0001193125-13-218392-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000119312512223968/0001193125-12-223968-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000095012307007416/0000950123-07-007416-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000095012307007530/0000950123-07-007530-index.htm

http://www.sec.gov/Archives/edgar/data/357024/000095012311046172/0000950123-11-046172-index.htm

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at +1-800-831-9146, Deutsche Bank AG, London Branch at +1-800-503-4611, Nomura International plc at +1-212-667-1695 or The Toronto-Dominion Bank at +44-207-628-2262.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR AFTER THIS MESSAGE ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.